As filed with the Securities and Exchange Commission on May 16, 2007

Registration No. 333-141990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E-FUTURE INFORMATION TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

e-Future Information Technology Inc. No. 10 Building BUT Software Park No. 1 Disheng North Street BDA, Yizhuang District Beijing 100176, People’s Republic of China (86) 10-51650988	Offshore Incorporations (Cayman) Limited Group Scotia Centre P.O. Box 2804 GT Grand Cayman, Cayman Islands (345) 945-7388	Mr. Ming Zhu c/o RMCC International, Inc. 6724 Patterson Avenue Richmond, Virginia 23226 804-288-3720
(Address and telephone number of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Kaufman & Canoles

III James Center, 1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

(804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

•	If only securities being registered on this Form are being offered to dividend or interest reinvestment plans, please check the following box:	☐

•	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box	☒

•	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

•	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

•	If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:	☐

•	If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, par value $0.0756 per share	1,013,781 Ordinary Shares	$17.90 per Ordinary Share	$18,146,679.90	$558

(1)

All of the Ordinary Shares offered hereby are for the account of Selling Shareholders (as defined below in the section titled “Prospectus Summary” on page 1). The Selling Shareholders will acquire the Ordinary Shares offered hereby in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416, this Registration Statement also covers any additional Ordinary Shares which become issuable by reason of any share dividend, share split or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), based on the average of the low price ($17.33) and high price ($18.47) of the Ordinary Shares on May 15, 2007, a date within the 5 days prior to filing this Registration Statement.

(3)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell; nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2007

E-FUTURE INFORMATION TECHNOLOGY INC.

1,013,781 Ordinary Shares

The persons listed in the section of this prospectus titled “Selling Shareholders” are offering for sale at least 526,699 shares (without shareholder approval of the issuance of all 1,013,781 shares (“Shareholder Approval”)) and up to 1,013,781 shares (with such Shareholder Approval) of our Ordinary Shares (such number of Ordinary Shares as we are authorized to issue to such Selling Shareholders, the “Shares”). The Selling Shareholders became entitled to receive the Shares (upon their conversion of Convertible Notes or exercise of Warrants, both as may be limited by the absence of Shareholder Approval) offered by this prospectus in a private placement completed on March 13, 2007 in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Unless and until our shareholders approve the issuance of additional Shares to the Selling Shareholders, the Selling Shareholders will be able to receive a maximum of 526,699 Shares in the aggregate. If our shareholders approve the issuance of additional Shares to the Selling Shareholders, the Selling Shareholders will be able to receive a maximum of 1,013,781 Shares in the aggregate. We are registering the offer and sale of the Shares to satisfy registration rights we have granted.

The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of Shares by the Selling Shareholders. We are registering an aggregate of 1,013,781 Ordinary Shares for resale by the Selling Shareholders, based on our assumptions (i) that Shareholder Approval of the issuance of more than 20% of our issued and outstanding Ordinary Shares will be obtained and (ii) that the Convertible Notes will be converted at the floor price of $19.00 per Ordinary Share, which is the lowest possible conversion rate for the Convertible Notes. Notwithstanding the foregoing, in the absence of Shareholder Approval, the Shares which may be received by conversion of the Convertible Notes and by exercise of the Warrants and subsequently resold by the Selling Shareholders constitute 526,699 Shares, one share less than 20% of our issued and outstanding Ordinary Shares on March 13, 2007. See “Selling Shareholders” beginning on page 18 in this prospectus for a complete description of the Selling Shareholders.

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “EFUT.” On May 15, 2007, the closing price of one Ordinary Share on the NASDAQ Capital Market was $17.49.

Investment in these Ordinary Shares involves a high degree of risk. You should carefully consider the factors described under the caption “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive officers are located at e-Future Information Technology Inc., No. 10 Building, BUT Software Park, No. 1 Disheng North Street, BDA, Yizhuang District, Beijing 100176, People’s Republic of China. Our telephone number is (86) 10-51650988.

The date of this prospectus is             , 2007.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “Commission”). You should rely on the information provided in this prospectus. Neither we nor the Selling Shareholders listed in this prospectus under the heading entitled “Selling Shareholders” beginning on page 18 have authorized anyone to provide you with any information different from the information provided or incorporated by reference in this prospectus. The Selling Shareholders are offering to sell and seeking offers to buy the Shares only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Shares. We may be required by applicable rules of the Commission to update this prospectus in the future.

Except where the context otherwise requires and for purposes of this prospectus only:

•

the terms “we,” “us,” “our company,” “our” and “e-Future” refer to e-Future Information Technology Inc., and its operating subsidiary, e-Future (Beijing) Tornado Information Technology Inc. (where the context so requires, e-Future (Beijing) Tornado Information Technology Inc. is sometimes referred to as “e-Future Beijing”);

•	the term “Ordinary Shares” refers to our ordinary shares, par value $0.0756 per share;

•

the term “Shares” refers to those Ordinary Shares underlying the Convertible Notes and Warrants issued in that private placement (the “Private Placement”) described in more detail below under the captions “Prospectus Summary” and “Private Placement of Convertible Notes and Warrants” at pages 1 and 13, respectively, of this prospectus;

•	the term “Convertible Notes” refers to those senior convertible notes in the aggregate initial amount of $10,000,000 issued by our company in the Private Placement;

•

the term “Warrants” refers to those Series A Warrants, Series B Warrants and Placement Agent Warrants issued by our company in the Private Placement and described more fully below in the section captioned “Private Placement of Convertible Notes and Warrants” at page 13 of this prospectus;

•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau; and

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” “U.S.$” and “$” are to the legal currency of the United States.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 4 of this prospectus.

On March 13, 2007, we closed a securities purchase agreement (the “Securities Purchase Agreement”) with three funds affiliated with two institutional investors (the “Selling Shareholders”), pursuant to which we issued and sold Convertible Notes with an initial aggregate price of $10,000,000 and Series A Warrants and Series B Warrants to purchase additional Ordinary Shares on terms referenced therein.

The Convertible Notes are due March 12, 2012 and are initially convertible into 400,160 Shares at the rate of $24.99 per Ordinary Share, subject to adjustment as described in more detail in the section titled “Private Placement of Convertible Notes and Warrants” beginning on page 13. The maximum number of Ordinary Shares into which the Convertible Notes are convertible, based on a conversion Floor Price of $19.00, is 526,316 Shares.

The Series A Warrants are exercisable for an aggregate of 184,077 Shares, at an initial price of $28.25 per Ordinary Share, subject to adjustment as described in more detail in the section titled “Private Placement of Convertible Notes and Warrants” beginning on page 13.

In addition to the Convertible Notes and the Series A Warrants, we issued Series B Warrants to purchase an aggregate of 230,097 Shares, with an initial exercise price of $24.99 per Share, subject to adjustment as described in the section titled “Private Placement of Convertible Notes and Warrants” beginning on page 13.

Finally, we have also issued an aggregate of 73,291 Placement Agent Warrants with an initial exercise price of $24.99 per Share.

Prior to obtaining Shareholder Approval, the Selling Shareholders may not convert or exercise (as applicable) their prorated share of Convertible Notes or Series A Warrants in excess of 526,699 Ordinary Shares, which amount is equal to one Ordinary Share less than 20% of the outstanding number of Ordinary Shares prior to the closing of the Securities Purchase Agreement. Further, none of the Series B or Placement Agent Warrants may be exercised prior to Shareholder Approval. Notwithstanding the foregoing, we have agreed to register for public resale the Shares issued to the recipients in the Private Placement.

This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the recipients of the Shares in the Private Placement. Accordingly, this prospectus covers the resale by the Selling Shareholders of the Shares issued in the Private Placement.

We will not receive any of the proceeds of the sale of the Shares by the Selling Shareholders named in the section captioned “Selling Shareholders” located on page 18 of this prospectus; however, we could receive up to $12,781,841.37 from the exercise by the Selling Shareholders and Placement Agent of all of the Series A, Series B and Placement Agent Warrants at their current prices of $28.25, $24.99 and $24.99, respectively. Our ability to receive some or all of this amount will be significantly affected by whether we are able to obtain Shareholder Approval.

Although we will not receive any proceeds from the sale of any Shares underlying the Convertible Notes, we have estimated the value of the maximum number of Shares underlying the Convertible Notes. As noted above, a maximum of 526,316 Shares underlie the Convertible Notes. The average of the high and low prices of our Ordinary Shares on May 15, 2007 was $17.90 per Ordinary Share, so the value of the Shares underlying the Convertible Notes on the same day was $9,421,056.40.

OFFERING SUMMARY

Shares Offered by the Selling Shareholders	A maximum of 1,013,781 Ordinary Shares. All of the Shares are issuable upon conversion of the Convertible Notes and upon exercise of the Warrants in accordance with their respective terms. A description of the terms of the Convertible Notes and the Warrants is included in this prospectus under “Private Placement of Convertible Notes and Warrants” on page 13.

Ordinary Shares Outstanding as of May 15, 2007	2,633,500 Ordinary Shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of Shares by the Selling Shareholders but we may receive up to $12,781,841.37 from the exercise, if any, of Series A, Series B and Placement Agent Warrants by the Selling Shareholders and the Placement Agent.*

Risk Factors	Any investment in our Ordinary Shares, including the purchase of the Shares, involves a high degree of risk and could result in a loss of your entire investment. Before making any investment decision, you should carefully consider all of the information in this prospectus. In particular, you should evaluate the risk factors described under the caption “Risk Factors” beginning on page 4 of this prospectus.

NASDAQ Capital Market Symbol	EFUT

*	Assumes the receipt of Shareholder Approval and the exercise of all of the Series A, Series B and Placement Agent Warrants at their current exercise prices of $28.25, $24.99 and $24.99, respectively.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment. You should carefully consider these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find More Information” located on page 11 of this prospectus before you decide to purchase any of our Ordinary Shares, including the Shares offered by the Selling Shareholders.

Risks Related to Our Business

Our customers are Chinese companies engaged in retail, distribution and logistics industries, and, consequently, our financial performance is dependent upon the economic conditions of these industries.

We have derived most of our revenues to date from the license of software products and related services to the Chinese retail, distribution and logistics industries, and our future growth is critically dependent on increased sales to these particular industries. The success of our customers is intrinsically linked to economic conditions in these industries, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. We believe the license of our software solutions and the purchase of our related services is discretionary and generally involves a significant commitment of capital. As a result, although we believe our products can assist China’s retailers, distributors, wholesalers, and logistics companies in a competitive environment, demand for our products and services could be disproportionately affected by instability or downturns in the retailing, distribution, wholesaling and logistics industries, which may cause customers to exit the industry or delay, cancel or reduce any planned expenditures for information management systems and software products. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future downturns in these industries. Any adverse change in the Chinese retail, distribution and logistics industries could adversely affect the level of software expenditure by the participants in these industries, which, in turn, could result in a material reduction in our sales.

We are heavily dependent upon the services of technical and managerial personnel who possess skills to develop and implement supply chain management software, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical, managerial and consulting personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel. Our ability to install, maintain and enhance our supply chain management software is substantially dependent upon our ability to locate, hire and train qualified personnel. As supply chain management concepts have only recently been adopted in China, the number of qualified technical, managerial and consulting personnel is limited. Many of our technical, managerial and consulting personnel possess skills that would be valuable to all companies engaged in software development, and the Chinese software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Consequently, we expect that we will have to actively compete with other Chinese software developers for these employees. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our technical, managerial and consulting personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of our software products and the effectiveness of installation and training could be materially impaired.

Our financial performance is dependent upon the sale and implementation of supply chain management software and related services, a single, concentrated group of products.

We derive all of our revenues from the license and implementation of software applications for the Chinese supply chain industry, an industry that did not effectively exist in China in recent years and consulting services. The life cycle of our software is difficult to estimate due in large measure to the potential effect of new software, applications and enhancements, including those we introduce, the maturation in the Chinese retail distribution, wholesaling and logistics industries. To the extent we are unable to continually improve our supply chain management software to address the changing needs of the Chinese supply chain front market, we may experience a significant decline in the demand for our programs. In such a scenario, our revenues may significantly decline.

The market for supply chain management software is intensely competitive.

A number of companies offer competitive products addressing certain of our target markets. In the enterprise systems market, we compete with in-house systems developed by our targeted customers and with third-party developers. In addition, we believe that new market entrants may attempt to develop fully integrated enterprise-level systems targeting the Chinese supply chain. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we do. We cannot guaranty that we will be able to compete successfully against current or future competitors. As a result of this product concentration and uncertain product life cycles, we may not be as protected from new competition or industry downturns as a more diversified competitor.

Our financial performance is directly related to our ability to adapt to technological change and evolving standards when developing and improving our supply chain management software products.

The software development industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing software obsolete. In addition, as the Chinese economy has only recently begun to incorporate various Western economic factors, the concept of supply chain management has only recently been adopted by Chinese businesses. As a result, our position in the Chinese supply chain management software industry could be eroded rapidly by the speed with which Chinese businesses continue to adopt Western business practices and technological advancements that we do not embrace. The life cycles of our software are difficult to estimate. Our software products must keep pace with technological developments, conform to evolving industry standards and address the increasingly sophisticated needs of Chinese retailers, wholesalers, distributors and logistics companies. In particular, we believe that we must continue to respond quickly to users’ needs for broad functionality. While we attempt to upgrade our software every one to two years, we cannot guaranty that our software will continue to enjoy market acceptance. To the extent we are unable to develop and introduce products in a timely manner, we believe that participants in the Chinese supply chain will obtain products from our competitors promptly and our sales will correspondingly suffer. In addition, we strive to achieve compatibility between our products and retailing systems platforms that we believe are or will become popular and widely adopted. We invest substantial resources in development efforts aimed at achieving this compatibility. If we fail to anticipate or respond adequately to technology or market developments, we could incur a loss of competitiveness or revenue.

We are substantially dependent upon our key personnel, particularly Adam Yan, our Chairman and Chief Executive Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Adam Yan, our Chairman and Chief Executive Officer,

•	Qicheng Yang, our Chief Technology Officer,

•	Hongjun Zou, our Chief Operating Officer,

•	Johnson Li, our Vice President, and

•	Kefu Zhou, our Chief Architecture Officer

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to implement our existing supply chain management software and develop new programs and enhancements.

As a software-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure and copyright law to protect our supply chain management software, which may afford only limited protection. Although the Chinese government has issued us twenty-four (24) copyrights on our software, we cannot guaranty that competitors will be unable to develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of our software products or to obtain and use information that we regard proprietary. Although we are currently unaware of any unauthorized use of our technology, in the future, we cannot guaranty that others will not use our technology without proper authorization.

We develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. We currently utilize four (4) major suppliers of these middleware programs. Considering the fact that we believe that there are a number of widely available middleware programs available, we do not currently anticipate that our customers will experience difficulties obtaining these programs. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. Nonetheless, while it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In the future, we may receive notices claiming that we are infringing the proprietary rights of third parties. While we believe that we do not infringe and have not infringed upon the rights of others, we cannot guaranty that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future software developments. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product shipment delays or force us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring us to pay additional royalties and/or license fees to third parties. We have not been the subject of an intellectual property claim since our formation.

We may not pay dividends.

We have not previously paid any cash dividends nor do we anticipate paying any dividends on our Ordinary Shares. Although we achieved profitability in recent fiscal periods, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under Cayman law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value, which is $0.0756), and we must be solvent before and after the dividend payment. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary.

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Future sales of our Ordinary Shares may depress our stock price.

The market price of our Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of Ordinary Shares.

Our stock price is highly volatile.

The trading price of our common stock has fluctuated significantly since our initial public offering in 2006 and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	variations in our operating results;

•	significant developments in the businesses of China’s supply chain front companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of China’s supply chain front market-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenue or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	other speculation in the market from investors;

•	future sales of our common stock; and

•	volume fluctuations, which are particularly common among highly volatile low-float securities of Chinese companies.

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Risks Related to Chinese Law and Economy

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. Much of this growth has occurred in our customers’ industries. We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. In the event of a slowdown in China’s economy, our customers may opt to delay discretionary expenditures like those for our software, which, in turn, could result in a material reduction in our sales.

Our subsidiary, e-Future Beijing, is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the Cayman Islands and do not have any assets or conduct any business operations other than our investment in e-Future Beijing, our subsidiary. As a result of our holding company structure, we rely entirely on the dividends payments from e-Future Beijing. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. e-Future Beijing may also be required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if e-Future Beijing incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiary is unable to receive all of the revenues from our operations through these arrangements, we may be unable to pay dividends on our Ordinary Shares.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our income is derived from dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at is discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. We rely entirely on dividends and other fees paid to us by our subsidiary in China. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. An appreciation of Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into Renminbi, as the Renminbi is our reporting currency.

China’s legal system embodies uncertainties that could adversely affect our ability to engage in the development and integration of the supply chain management software.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Noting that our business is substantially dependent upon laws protecting intellectual property rights, any ambiguity in the interpretation or implementation of such laws may negatively impact our business, its financial condition and results of operation. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business.

Changes in China’s political and economic policies could harm our business.

The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

If PRC law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high technology zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under PRC laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-technology zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in a high-technology zone in Beijing, we are entitled to a three-year exemption from enterprise income tax beginning from our first year of operation, a 7.5% enterprise income tax rate for another three years followed by a 15% tax rate so long as we continue to qualify as a “new or high-technology enterprise.” Furthermore, we may apply for a refund of the 5% business tax levied on our total revenues derived from our technology consulting services. If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 33%, and we would be unable to obtain business tax refunds for our provision of technology consulting services.

Risks Related to Cayman Islands Laws

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect our and our shareholders’ ability to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are largely governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law in this area may not be as clearly established as they would be under statutes or judicial precedent in existence in some jurisdictions in the U.S.. In particular, the Cayman Islands has a less developed body of securities laws than the U.S., and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available for U.S. companies in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the U.S. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a U.S. corporation, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a U.S. federal court.

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2004 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this prospectus other than historical information are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future software products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” beginning on page 4 of this prospectus. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the foreign private issuer informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the Commission. We have filed with the Commission a registration statement on Form F-3 to register the Shares offered in this prospectus. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

For further information with respect to our company and the Shares, you may examine the registration statement and the exhibits without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549 or online at www.sec.gov. You may also obtain such materials from the Commission upon payment of the prescribed fees. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330.

The Commission allows us to incorporate by reference documents we file with the Commission, which means that we can disclose information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the Commission will automatically update and supersede this information. We specifically incorporate the following documents:

•

Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the Commission on June 30, 2006, as amended by Form 20-F/A No. 1 filed on August 3, 2006 and Form 20-F/A filed on August 25, 2006.

•	Our reports filed on Form 6-K filed with the Commission on the following dates:

•	November 3, 2006

•	November 15, 2006

•	January 1, 2007 (2 reports)

•	March 7, 2007

•	March 15, 2007 (2 reports)

•	March 23, 2007

•	May 4, 2007

All annual reports we file with the Commission pursuant to the Exchange Act on Form 20-F, Form 40-F or Form 10-K, and all subsequent filing on Forms 10-Q and 8-K after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus upon oral or written request, at no cost to the requester. Any requests should be sent to us at the following address:

e-Future Information Technology Inc.

No. 10 Building

BUT Software Park

No. 1 Disheng North Street

BDA, Yizhuang District

Beijing 100176, People’s Republic of China

(86) 10-51650988

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, filing proxy statements that comply with rules of the Commission. We will, however, file with the Commission proxy statements required under the rules of the Cayman Islands. We also will file with the Commission under cover of Form 6-K any reports that we file in the Cayman Islands. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. We also are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange

Act. Any reports we file may be inspected at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected on the Commission’s Web site at www.sec.gov.

We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our Board of Directors.

USE OF PROCEEDS

The Selling Shareholders are selling all of the Shares covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the Shares. We are registering the offer and sale of the Shares to satisfy registration rights we have granted in the private placement described above on page 1 under the caption “Prospectus Summary”. We may, however, receive up to $12,781,841.37 from the exercise, if any, of Series A, Series B and Placement Agent Warrants by the Selling Shareholders and the Placement Agent, assuming Shareholder Approval and exercise of all of the Series A, Series B and Placement Agent Warrants at their current exercise prices of $28.25, $24.99 and $24.99, respectively.

DETERMINATION OF OFFERING PRICE

Each Selling Shareholder may use this prospectus from time to time to sell its Shares at a price determined by such Selling Shareholder. The price at which the Shares are sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PRICE HISTORY OF ORDINARY SHARES

The Ordinary Shares were initially listed and began trading on the Nasdaq Capital Market on October 31, 2006. The following table sets forth the high and low market prices for each month since the Ordinary Shares began to be traded on the Nasdaq Capital Market.

Month	Low	High
November 2006	$6.83	$49.90
December 2006	30.16	43.24
January 2007	31.21	38.84
February 2007	26.27	36.09
March 2007	18.68	27.95
April 2007	17.37	22.90
May 2007 (through May 15, 2007)	16.35	19.71

CAPITALIZATION AND INDEBTEDNESS

Our reporting currency is the Chinese Yuan (Renminbi). The following summary of our capitalization and indebtedness and our loss for the two months ended February 28, 2007 have been presented in U.S. Dollars, which amounts have not been converted from Chinese Yuan in accordance with accounting principles generally accepted in the United States of America. The following financial information should be read in conjunction with our annual financial statements and related notes as of December 31, 2006, which are presented in Chinese Yuan. Subsequent to December 31, 2006, we have had losses of $250,484 through February 28, 2007 and have obtained $10,000,000 through the Private Placement described in this prospectus in the section entitled “Private Placement of Convertible Notes and Warrants” beginning on page 13. The following table sets forth our capitalization and indebtedness as of February 28, 2007 on an actual basis and pro forma basis in U.S. Dollars. The information in this table has been converted into U.S. Dollars at the rate of ¥7.741 = U.S. $1.00, the approximate exchange rate on February 28, 2007. All data in the following table is unaudited.

	U.S. Dollars Actual basis	U.S. Dollars Pro forma basis(1)
	(Unaudited)	(Unaudited)
Long-term indebtedness
Senior convertible notes payable $10,000,000 face amount, net of unamortized discount of $4,536,605 based on an imputed interest rate of 21%	$—	$5,463,395

Shareholders’ equity
Ordinary shares, $0.0756 U.S. Dollars par value; 6,613,756 shares authorized; 2,633,500 shares outstanding	212,864	212,864
Additional paid-in capital	10,040,852	14,993,131
Statutory reserves	398,401	398,401
Accumulated other comprehensive loss - foreign currency translation	(63,439)	(63,439)
Accumulated deficit	(2,500,577)	(2,500,577)

Total shareholders’ equity	8,088,101	13,040,380

Total capitalization and indebtedness	$8,088,101	$18,503,775

(1)	This column has been adjusted to reflect the sale of new securities being issued.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

Background

On March 13, 2007, we entered into and closed the Securities Purchase Agreement with the Selling Shareholders pursuant to which we issued and the Selling Shareholders purchased $10,000,000 of our Convertible Notes, 184,077 Series A Warrants and 230,097 Series B Warrants. The Series A and Series B Warrants were issued in proportion to the amount of Convertible Notes purchased by each Selling Shareholder. In addition, our placement agent, Westminster Securities Corp. (the “Placement Agent”) and certain of its employees received, in the aggregate, 73,291 Placement Agent Warrants with terms substantially similar to those issued to the Selling Shareholders.

Prior to the Private Placement, our 2,633,500 outstanding Ordinary Shares were held as follows:

1. Selling Shareholders	0	Ordinary Shares

2. Affiliates of the Registrant	1,455,032	Ordinary Shares

3. Affiliates of the Selling Shareholders	0	Ordinary Shares

4. Shareholders Other Than the Above	1,178,468	Ordinary Shares

TOTAL	2,633,500	Ordinary Shares

The Transaction

The material terms and conditions of the Convertible Notes are summarized as follows:

•	The interest rate on the Convertible Notes will be 3.0% for the first year, 5.0% for the second year, 7.0% for the third year and 10.0% for the fourth and fifth year after issuance.

•	The date of maturity of the Convertible Notes is March 12, 2012.

•	Except as noted below, the Convertible Notes are convertible at the Selling Shareholders’ option into our Ordinary Shares.

•

The investors cannot convert the Convertible Notes to the extent that after giving effect to such conversion, the investors (together with their affiliates) would beneficially own in excess of 9.99% of our Ordinary Shares outstanding immediately after giving effect to the conversion.

•

The investors cannot convert the Convertible Notes if the issuance of Ordinary Shares upon conversion of the Convertible Notes would exceed the aggregate number of Ordinary Shares which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the Nasdaq Capital Market’s rules or regulations. The Company may not issue in excess of 526,699 Shares in the aggregate (whether pursuant to conversion of the Convertible Notes or exercise of the Warrants) unless and until Shareholder Approval is obtained. If the Company is unable to issue any Ordinary Shares upon such conversion, then the Company must pay to the Holder, in cash, an amount equal to the product of (i) the number of Shares as to which the Holder seeks conversion and (ii) the Market Price of such Shares.

•

The initial conversion price for the Convertible Notes is $24.99 per Share (which represents a 15% premium to the lesser of (i) the arithmetic average of the Weighted Average Price of the Ordinary Shares on each day during the five Trading Day period immediately preceding March 13, 2007 and (ii) the Weighted Average Price of the Ordinary Shares on March 13, 2007 (such price the “Market Price”)), subject to adjustment as provided in the Convertible Notes.

•

The conversion price for our Ordinary Shares is subject to reset on the one year anniversary of the date on which the registration statement of which this prospectus is a part is declared effective (the “Reset Date”). If, on the Reset Date, the conversion price is higher than the Market Price, then the conversion price will be reset to the higher of the Market Price or $19.00.

•

The Convertible Notes require an adjustment of the conversion price if we make certain sales of our Ordinary Shares or Ordinary Share equivalents at a price below the conversion price. (This “ratchet adjustment” provision does not apply to issuances involving Excluded Securities.)

•	“Excluded Securities” are defined as any Ordinary Shares issued or issuable:

(i)	in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company;

(ii)	upon conversion of the Notes or the exercise of the Warrants;

(iii)	upon exercise of Placement Agent Warrants;

(iv)	pursuant to an underwritten offering registered under the Securities Act;

(v)	in connection with any strategic acquisition or strategic transaction, whether through an acquisition of shares or a merger of any business, assets or technologies, the primary purpose of which is not to raise equity capital; and

(vi)	upon exercise of any Options or Convertible Securities which are outstanding on March 12, 2007, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after March 13, 2007.

•	The Convertible Notes are unsecured.

•

The Selling Shareholders can require us to redeem the Convertible Notes upon certain events of default or changes of control. Upon an event of default, the redemption price may include a redemption premium of up to 125%. Upon a change of control, the redemption price may include a make-whole amount designed to provide the same proceeds to each Selling Shareholder that it would have received if it had held the Convertible Notes until maturity.

•	The following occurrences constitute Events of Default under the Convertible Notes:

•	our failure to maintain the effectiveness of this Registration Statement;

•

the suspension from trading or failure of our Ordinary Shares to be listed on the New York Stock Exchange, Inc., the American Stock Exchange, or any of the NASDAQ Capital, Global Select or Global Markets for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

•

our failure to deliver Shares upon a conversion notice or notice of our intention not to comply with a request for conversion (unless the Company is prohibited form issuing such Shares as described above);

•

at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of Shares that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Convertible Note;

•

our failure for a period of at least five (5) Business Days to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under the Note or any other Transaction Document (as defined in the Securities Purchase Agreement);

•	any default under, redemption of or acceleration prior to maturity of any Indebtedness of us or any of our Subsidiaries;

•

our (A) commencement of a voluntary bankruptcy case, (B) consent to the entry of an order for relief against us in an involuntary bankruptcy case, (C) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) general assignment for the benefit of our creditors or (E) admission in writing that we are generally unable to pay our debts as they become due;

•

a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against us or any of our Subsidiaries in an involuntary case, (B) appoints a custodian of us or any of our Subsidiaries or (C) orders the liquidation of us or any of our Subsidiaries;

•

a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against us or any of our Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed (including through creditworthy insurance or indemnity) pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

•

our breach of any representation, warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition of any transaction document which is curable, only if such breach continues for a period of at least ten (10) consecutive business days; or

•	any breach or failure in any respect to comply with the Convertible Note covenants.

•

If, at any time on or after March 13, 2008, (i) the market price of the Ordinary Shares for any thirty (30) consecutive trading days after March 13, 2008 is greater than or equal to $37.49 (subject to appropriate adjustments for share splits, share dividends, share combinations and other similar transactions after the Subscription Date) and (ii) there has been no Equity Conditions Failure (as described below), we will have the right to redeem all or any portion of the Convertible Notes. Such a redemption would include a make-whole amount as described in the previous paragraph.

•	An Equity Conditions Failure occurs when one or more of the following Equity Conditions have not been satisfied (or waived in writing by the Holder of the Convertible Note):

(i)	on each day during the period beginning six (6) month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Ordinary Shares issuable upon conversion of the Convertible Notes, exercise of the Warrants and as Interest Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws;

(ii)	on each day during the Equity Conditions Measuring Period, the Ordinary Shares is designated for quotation on the New York Stock Exchange, Inc., the American Stock Exchange or any of the NASDAQ Capital, Global Select or Global Markets and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

(iii)	during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Ordinary Shares upon conversion of the Convertible Notes and upon exercise of the Warrants to the holders on a timely basis;

(iv)	any applicable Ordinary Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market;

(v)	the Company shall not have failed to timely make any payments within five (5) business days of when such payment is due pursuant to any transaction document;

(vi)	during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default;

(vii)	the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any Ordinary Shares issuable upon conversion of the Notes, Ordinary Shares issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws;

(viii)	the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document;

(ix)	the Company shall have obtained the Shareholder Approval; and

(x)	the daily dollar trading volume (as reported on Bloomberg) of the Ordinary Shares is equal to or greater than $100,000 on each trading day of the ten (10) consecutive trading day period ending two (2) trading days prior to the applicable date of determination.

•

We are required by the terms of the Registration Rights Agreement entered into concurrently with the Securities Purchase Agreement to file after the closing date with the Securities and Exchange Commission a registration statement to register the Ordinary Shares issuable upon conversion of the Convertible Notes and exercise of the Warrants to permit the investors to resell such Ordinary Shares to the public. Under the terms of the Registration Rights Agreement, we are required to make certain cash payments if we are unable to register or deliver to the investors the Ordinary Shares underlying the Convertible Notes and Warrants in a timely manner. The material terms and conditions of the Warrants are summarized as follows:

•	The initial exercise price of the Series A Warrant is $28.25 per Share, subject to adjustment as provided in the Series A Warrant.

•	The initial exercise price of the Series B Warrant is $24.99 per Share, subject to adjustment as provided in the Series B Warrant.

•	The initial exercise price of the Placement Agent Warrant is $24.99 per Share, subject to adjustment as provided in the Placement Agent Warrant.

•

Adjustments to the exercise prices of the Series A Warrants, Series B Warrants and Placement Agent Warrants occur on the same terms as adjustments to the conversion price of the Convertible Notes, as described above (and do not occur in the event of the issuance of Excluded Securities); provided, however, that the Warrants do not have the same floor price that the Convertible Notes have. Specifically, the Convertible Notes are subject to a floor price of $19.00 that applies in the case of dilutive issuances, both before and after any Shareholder Approval. By contrast, the Warrants are subject to a floor price of $21.95 until Shareholder Approval, at which time the Warrants have no floor price in the case of dilutive issuances.

•	The Series A Warrants expire five (5) years after their date of issuance of March 13, 2007.

•

The Series B Warrants expire one (1) year after the later of (i) the date on which the registration statement of which this prospectus is a part is declared effective or (ii) the Shareholder Approval date, if any.

•	The Placement Agent Warrants expire five (5) years after their date of issuance of March 13, 2007.

•

The Warrants contain a “cashless exercise” feature if the registration statement covering the shares underlying the Warrants is not available for the resale of the shares upon exercise of the Warrants. In such case, the Holder may, in lieu of making the cash payment otherwise contemplated to be made to the Company upon the exercise of the Warrant, elect instead to receive upon such exercise the net number of Shares that would be issued if the exercise price were netted against the arithmetic average of the Weighted

Average Prices of the Ordinary Shares (as reported by Bloomberg) for the five (5) consecutive trading days ending on the date immediately preceding the date of the exercise notice.

•

The investors cannot exercise the Warrants to the extent that after giving effect to such conversion, the investors (together with their affiliates) would beneficially own in excess of 9.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise.

•	As described above, the Warrants require an adjustment to the exercise price if we make certain sales of our Ordinary Shares or Ordinary Share equivalents at a price below the Warrant exercise price.

Accounting Treatment of Securities

We have accounted for the Convertible Notes and Warrants as follows:

The fair value of the Warrants was determined by the Black-Scholes option pricing model using the following assumptions: volatility of 86%, risk free rate of 5%, dividend yield of 0% and expected life of 5 years. The fair value of the Series A Warrants was $2,571,316, the fair value of the Series B Warrants was $1,719,699 and the fair value of the Placement Agent Warrants was $1,055,823. Based on the effective conversion price of the Convertible Notes, the Selling Shareholders received a beneficial conversion option of $1,534,009.

The net proceeds were allocated among the Convertible Notes and the Warrants issued to the Selling Shareholders based on their relative fair values and resulted in $5,463,395 being allocated to the Convertible Notes, less $1,491,836 allocated to the related capitalized deferred loan costs; $2,362,447 allocated to the Series A and Series B Warrants issued to the Selling Shareholders; $1,055,823 allocated to the Placement Agent Warrants and $1,534,009 allocated to the beneficial conversion option. The resulting discount to the Convertible Notes payable of $4,536,605, which is based on an imputed interest rate of 21%, and the deferred loan costs will be amortized over the term of the Convertible Notes.

If the conversion terms change as a result of the reset feature described above, an additional beneficial conversion option will be recognized. If, for example, the conversion price resets to the floor reset conversion price of $19.00 per share, then, at the date the conversion price resets, we will recognize an additional contingent beneficial conversion option of $2,689,640 as an additional discount to the Convertible Notes and we will amortize the discount to interest expense over the then remaining term of the Convertible Notes.

We have evaluated our liability under the registration payment arrangement relating to the terms of the Registration Rights Agreement and have determined that the cash payments that are probable of being paid to the investors if we are unable to register or deliver to the investors the Ordinary Shares underlying the Convertible Notes and Warrants in a timely manner is not material.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders are issuable upon conversion of the convertible notes and upon exercise of the warrants. For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Notes and Warrants” above. We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the Convertible Notes and the Warrants issued pursuant to the Securities Purchase Agreement, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the Selling Shareholders. In the ordinary course of their business in trading securities positions, the Selling Shareholders may enter into short sales. However, no such short sales are entered into prior to the public announcement of any private placement pursuant to which the applicable securities were acquired by the Selling Shareholders, and the Selling Shareholders are aware of and adhere to the position of the Staff of the Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual. The second column lists the number of Ordinary Shares beneficially owned by each Selling Shareholder, based on its ownership of the convertible notes and warrants, as of May 15, 2007, assuming conversion of all convertible notes and exercise of the warrants held by the Selling Shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the Ordinary Shares being offered by this prospectus by each Selling Shareholder. In accordance with the terms of a registration rights agreement among the Company and the Selling Shareholders, this prospectus generally covers the resale of the maximum number of Ordinary Shares issued or issuable (i) upon conversion of the convertible notes at the Floor Price of $19.00 per Ordinary Share and (ii) upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, assuming in both instances that Shareholder Approval has been obtained. Adjustments to the exercise prices of the Warrants in the event of a Dilutive Issuance (as such term is defined in the Warrants) may increase the number of Ordinary Shares issuable under the Warrants and may require us to register the sale of additional Ordinary Shares. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, a Selling Shareholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such Selling Shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 9.99% of our then outstanding Ordinary Shares following such conversion or exercise, excluding for purposes of such determination Ordinary Shares issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” beginning on page 20.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Capital Ventures International(1)	470,244	470,244	0
Hudson Bay Fund, LP(2)	211,611	211,611	0
Hudson Bay Overseas Fund, Ltd.(3)	258,635	258,635	0
Westminster Securities Corp.(4)	12,500	12,500	0
John P. O’Shea(5)	12,500	12,500	0
Li (Sabrina) Guo(5)	26,568	26,568	0
Jonathan B. Dangar(5)	11,543	11,543	0
Scott Bowman(5)	7,696	7,696	0
Marika Xirouhakis(5)	2,484	2,484	0
Total	1,013,781	1,013,781	0

(1)

Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the Shares held by Capital Ventures International and may be deemed to be the beneficial owner of these Shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by Capital Ventures International. Mr. Kobinger disclaims any such beneficial ownership of the shares. Capital Ventures International purchased the Shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Shares.

(2)

Yoav Roth, Sander Gerber and John Doscas, share voting and investment power over these Shares. Each of Yoav Roth, Sander Gerber and John Doscas disclaims beneficial ownership over the Shares held by Hudson Bay Fund, LP. Hudson Bay Fund, LP acquired the Shares offered for its own account in the ordinary course of business, and at the time it acquired the Shares, it had no agreements, plans or understandings, directly or indirectly to distribute the Shares.

(3)

Yoav Roth, Sander Gerber and John Doscas, share voting and investment power over these Shares. Each of Yoav Roth, Sander Gerber and John Doscas disclaims beneficial ownership over the Shares held by Hudson Bay Overseas Fund, Ltd. Hudson Bay Overseas Fund, Ltd. acquired the Shares offered for its own account in the ordinary course of business, and at the time it acquired the Shares, it had no agreements, plans or understandings, directly or indirectly to distribute the Shares.

(4)

Westminster Securities Corp. (“Westminster”) received these Shares in connection with serving as Placement Agent for the Company. Westminster is a registered broker-dealer and as such may be deemed to be an underwriter. John P. O’Shea, Chairman & CEO of Westminster, exercises dispositive and voting power with respect to these Shares. John P. O’Shea disclaims beneficial ownership over the Shares held by Westminster.

(5)

Selling Shareholder is an employee of Westminster and received these Shares in connection with Westminster serving as Placement Agent for the Company. Selling Shareholder acquired the Shares for its own account in the ordinary course of business, and at the time it acquired the Shares, it had no agreements, plans or understandings, directly or indirectly, to distribute the Shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 6,613,756 Ordinary Shares, par value $0.0756 per share. As of the date of this prospectus, 2,633,500 Ordinary

Shares are issued and outstanding. An additional 307,524 Ordinary Shares have been reserved for issuance upon outstanding warrants, options and shares issuable under stock option plans prior to the Private Placement. Pursuant to the Private Placement, we have reserved the following number of Ordinary Shares for issuance upon conversion of the Convertible Notes or exercise of the Warrants:

Type of security	Maximum number of Ordinary Shares underlying security(1)
Convertible Notes	526,316	(2)
Series A Warrants	184,077
Series B Warrants	230,097
Placement Agent Warrants	73,291
Total	1,013,781

(1)

Estimate does not include Ordinary Shares which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of Ordinary Shares outstanding.

(2)

Estimate assumes conversion of $10,000,000 Convertible Notes at the Floor Price of $19.00 per share in the event of revaluation on the Reset Date (as such terms are defined in the Securities Purchase Agreement).

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these Ordinary Shares by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In no event shall any broker-dealer receive fees, commissions, discounts, concessions and markups which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $191,700 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters have been passed on for us by Campbells, 4th Floor, Scotia Centre, P.O. Box 884, Georgetown, Grand Cayman, Cayman Islands.

EXPERTS

Our consolidated balance sheets as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006, presented in Chinese Yuan (Renminbi), have been included herein and in the registration statement in reliance upon the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

EXPENSES OF THE ISSUE

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the Commission registration fee. We will pay all expenses in connection with this registration, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

SEC Registration Fee	$700.00
Accounting fees and expenses	25,000.00
Legal fees and expenses(1)	166,000.00
Total	$191,700.00

(1)

Legal fees and expenses include fees paid by the Company to its U.S. and Cayman Islands counsel and to counsel for the Selling Shareholders in connection with the Private Placement and this Registration Statement.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law and Article 123 of our amended and restated articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit 3.1	Articles of Association of the Company.*

Exhibit 3.2	Memorandum of Association of the Company.*

Exhibit 4.1	Form of Senior Convertible Note issued pursuant to the Securities Purchase Agreement dated as of March 13, 2007.**

Exhibit 4.2	Form of Series A Warrant issued pursuant to the Securities Purchase Agreement dated as of March 13, 2007.**

Exhibit 4.3	Form of Series B Warrant issued pursuant to the Securities Purchase Agreement dated as of March 13, 2007.**

Exhibit 5.1	Opinion of Campbells.***

Exhibit 10.1	Securities Purchase Agreement dated as of March 13, 2007 covering the sale of $10,000,000 of our Senior Convertible Notes, Series A Warrants and Series B Warrants.**

Exhibit 10.2	Form of Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement dated as of March 13, 2007.**

Exhibit 10.3	Form of Voting Agreement entered into pursuant to the Securities Purchase Agreement dated as of March 13, 2007.**

Exhibit 23.1	Consent of Hansen, Barnett & Maxwell, Independent Registered Public Accounting Firm***

Exhibit 23.2	Consent of Campbells (included in Exhibit 5.1).***

Exhibit 99.1	Form of Placement Agent Warrant.****

*	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1, SEC File No. 333-126007, declared effective on March 23, 2006.

**	Incorporated by reference to the Exhibits to our Report on Forms 6-K and 6-K/A filed with the SEC on March 15, 2007, SEC File No. 001-33113.

***	Incorporated by reference to the Exhibits to our Registration Statement on Form F-3, SEC File No. 333-141990 filed on April 10, 2007.

****	Filed herewith.

Item 10.	Undertakings.

a.	Rule 415 Offering.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	[not applicable]

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to a Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of City of Beijing, People’s Republic of China, on May 16, 2007.

E-FUTURE INFORMATION TECHNOLOGY INC.

By:	/s/ Adam Yan
Name:	Adam Yan
Title:	Chairman and Chief Executive Officer
Date:	May 16, 2007

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Yan Adam Yan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2007

/s/ Yu Ping Yu Ping	Chief Financial Officer (Principal Accounting Officer)	May 16, 2007

/s/ Ming Zhu Ming Zhu	Director (Authorized Representative in the United States)	May 16, 2007

* Wenhua Tong	Director	May 16, 2007

* Dong Cheng	Director	May 16, 2007

* Chaoyong Wang	Director	May 16, 2007

* By:	/s/ Adam Yan
Adam Yan
Attorney-in-Fact
May 16, 2007